Exhibit 10.34

Dated  24th September 2015

MASTEK (UK) LIMITED

-and-

THE PARTY WHOSE DETAILS ARE SET OUT IN SCHEDULE 1

Joint Venture Agreement

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Joint Venture Agreement

Date:  24th September 2015

Parties:

(1)	MASTEK (UK) LIMITED

Registered office: Pennant House, 2 Napier Court, Napier Road, Reading, RG1 8BW, United Kingdom.

Company Registration Number: 2731277

(“Mastek”)

(2)	The party whose details are set out in Schedule 1

(the “Joint Venture Partner”)

Background:

(A)	Mastek and The Joint Venture Partner (“the Parties”) are companies which work in collaboration with each other to provide services to third parties involving software development, systems integration and application support.

(B)	Mastek develops, integrates and supports IT solutions and the Joint Venture Partner supports Mastek in providing development, integration and support services to third parties].

(C)	The Parties now wish to document their relationship and agree as follows.

It is hereby agreed as follows:-

1.	Definitions and Interpretation

1.1	In this Joint Venture Agreement the following words and expressions shall have the meanings set out below:

“Business Days” means a day on which banks are open for business in the City of London;

“Mastek Materials” means Mastek’s development, integration and support methodologies and tools;

“Effective Date” means 24th September 2015;

"Good Industry Practice" means practices, methods and procedures (or one of a range of practices, methods and procedures) which comply with applicable legislation and which would be adopted by an operator exercising in the general conduct of its undertaking that degree of skill, diligence, prudence and foresight which would ordinarily and reasonably be expected from a skilled and experienced operator engaged in the business of providing services which are the same as or similar to the Services;

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“Joint Activities” that collection of services which are to be delivered jointly by the Parties to third parties on the terms set out in this Joint Venture Agreement, further details of which are set out in clause 4;

“Services” shall have the meaning ascribed to it in clause 4.2.

The index and headings are included for convenience only and shall not affect the interpretation or construction of this Joint Venture Agreement.

1.1	In this Joint Venture Agreement, unless the context requires otherwise, any reference to:

1.1.1	a "Party" or the "Parties" is to a party or the parties (as the case may be) to this Joint Venture Agreement;

1.1.2	the "Background" or a "Schedule" is to the background of or a schedule to this Joint Venture Agreement (as the case may be), references to "clause" or "clauses" shall be to a clause or clauses of the Joint Venture Agreement, references to "clause" or "clauses" shall be to a clause or clauses of a Schedule;

1.1.3	this "Joint Venture Agreement" means this agreement and includes the Schedules, which form part of this Joint Venture Agreement for all purposes;

1.1.4	a statute or statutory provision includes any consolidation, re-enactment, modification or replacement of the same, any statute or statutory provision of which it is a consolidation, re-enactment or replacement and any subordinate legislation in force under any of the same from time to time provided that any such consolidation, re-enactment, modification and/or replacement of a statute or statutory provision shall not operate to extend the liability of either of the Parties under this Joint Venture Agreement;

1.1.5	the masculine, feminine or neuter gender respectively includes the other genders, references to the singular include the plural (and vice versa) and references to persons include firms, corporations and unincorporated associations;

1.1.6	a person includes any individual, firm, corporation, unincorporated association, government, state or agency of state, association, partnership or joint venture (whether or not having a separate legal personality); and

1.1.7	writing shall include any modes of reproducing words in a legible and non-transitory form.

1.2	In this Joint Venture Agreement, general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

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2.	Duration

2.1	This Joint Venture Agreement shall be deemed to have come into effect on the Effective Date and shall be read as if executed and dated on that date and shall remain in force, unless terminated in accordance with clause 5.

3.	Parties’ Obligations

3.1	The Parties shall work together to deliver services to third parties under the terms of this Joint Venture Agreement, which shall comprise the delivery of development, integration and support services to third parties by use of the Mastek Materials (“Joint Activities”).

3.2	Within the scope of carrying on the Joint Activities, the Parties may each assign staff at any level to work with staff assigned by the other party in the delivery of the Joint Activities, whom the Parties shall procure will cooperate on realising the projects comprising particular Joint Activities.

3.3	The consideration for each Party’s performance of its obligations under this Joint Venture Agreement shall be the performance of the other’s obligations under the same agreement, being services delivered to the other (“Services”).

3.4	The Services shall comprise:

3.4.1	in the case of Mastek: the Mastek Materials and business development services;

3.4.2	in the case of the Joint Venture Partner: the provision of leading edge technical expertise and advice;

3.4.3	in the case of each Party: the exchange of technical, business and competitor intelligence.

3.5	The Parties shall each perform the Services:

3.5.1	in accordance with Good Industry Practice;

3.5.2	in accordance with the terms of this Joint Venture Agreement, including its related Schedules; and

3.5.3	using appropriately trained and qualified personnel.

3.6	The Parties agree to maintain appropriate management and financial records in relation to the programmes and ventures carried out under this Joint Venture Agreement and to provide such copies of these records as are reasonably required by the other Party.

3.7	Each Party accepts responsibility for the payment of all taxes, National Insurance and similar contributions in relation to any of its employees or other persons it employs to perform the Services under this Joint Venture Agreement and indemnifies the other Parties against any liability they may incur in relation to the same.

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4.	Project Management

4.1	Each Party shall in respect of particular Joint Activities appoint an employee in relation to the procurement and provision of the Services having reasonably sufficient knowledge and experience in relation to the Services to communicate with the other Party in relation to those Services (each a “Project Manager”).

4.2	The Project Managers shall regularly review the provision of the relevant Services under this Joint Venture Agreement in an effort to ensure the smooth and efficient provision of the Services and performance of each Party’s obligations under its terms.

5.	Termination

5.1	Either Party may terminate this Joint Venture Agreement upon service of three months’ notice in writing to the other of its intention so to terminate this Joint Venture Agreement.

6.	Exclusions and Limitations of Liability

6.1	To the fullest extent permissible by law, neither Party shall be liable to the other Party for any loss or damages caused by that Party’s acts or omissions under this Joint Venture Agreement.

7.	Confidentiality

7.1	Subject to clause 7.2, each Party (the "Receiving Party") shall keep confidential all information and documentation disclosed by the other Party (the "Disclosing Party"), before or after the date of this Joint Venture Agreement, to the Receiving Party or of which the Receiving Party becomes aware, which in each case relates to any operations, products, processes, methodologies, dealings, trade secrets or the business of the Disclosing Party or which is identified by the Disclosing Party as confidential (the "Confidential Information"). The Receiving Party shall not use the Disclosing Party's Confidential Information for any purpose other than the performance of its obligations under this Joint Venture Agreement. The Receiving Party shall not disclose Confidential Information to any third party without the prior written consent of the Disclosing Party, save to the extent required to deliver the Services.

7.2	The obligations contained in clause 7.1 shall not apply to any Confidential Information which is:

7.2.1	at the date of this Joint Venture Agreement already in, or at any time after the date of this Joint Venture Agreement comes into, the public domain other than through breach of this Joint Venture Agreement by the Receiving Party;

7.2.2	furnished to the Receiving Party without restriction by a third party having a bona fide right to do so; or

7.2.3	required to be disclosed by the Receiving Party by law or by any legitimate regulatory authority to which the Receiving Party is subject, provided that

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the Receiving Party shall first give notice to Mastek of the requirement for such disclosure.

8.	Contracts (Rights of Third Parties)

8.1	A person who is not a party to this Joint Venture Agreement shall not have any rights under or in connection with it.

9.	No Partnership

9.1	Nothing in this Joint Venture Agreement, and no action taken by the Parties pursuant to this Joint Venture Agreement, shall constitute, or be deemed to constitute, a partnership within the meaning of the Partnership Act 1890 or denote the relationship of agent/principal between the Parties.

10.	Variation

10.1	No variation to this Joint Venture Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party.

11.	Assignment

11.1	This Joint Venture Agreement shall not be assignable by either Party.

12.	Notices

12.1	Any notice to be given pursuant to the terms of this Joint Venture Agreement shall be in writing and shall either be delivered by hand or sent by first class post. Delivery by courier shall be regarded as delivery by hand.

12.2	Such notice shall be delivered or sent to the address of the relevant Party set out in at the head of this Joint Venture Agreement or to such other address as may previously have been communicated to the other Party in writing.

12.3	A notice shall be deemed to have been served if delivered by hand, at the time of delivery; and if sent by first class post, on the second Business Day following the time of posting (unless returned as being undelivered).

13.	Counterparts

13.1	This Joint Venture Agreement may be executed in any number of counterparts and by the Parties on different counterparts but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Joint Venture Agreement but all the counterparts shall together constitute one and the same agreement.

14.	Invalidity

14.1	Each of the provisions of this Joint Venture Agreement is severable.

14.2	If any such provision or any part of such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction:

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14.2.1	the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Joint Venture Agreement or the remaining parts of that provision shall not in any way be affected or impaired thereby; and

14.2.2	the Parties shall seek in good faith to agree amendments to this Joint Venture Agreement to reflect the original commercial intent as closely as legally possible.

15.	Language

15.1	This Joint Venture Agreement is drafted in the English language. If this Joint Venture Agreement is translated into any other language, the English language text shall prevail.

15.2	Any notice given under or in connection with this Joint Venture Agreement shall be in the English language. All other documents provided under or in connection with this Joint Venture Agreement shall be in the English language, or accompanied by a certified English translation. If such document is translated into any other language, the English language text shall prevail unless the document is a constitutional, statutory or other official document.

16.	Governing Law and Jurisdiction

16.1	The law governing this Joint Venture Agreement shall be the law of England and Wales.

16.2	Any dispute arising out of or in connection with this Joint Venture Agreement, including any question regarding its existence, validity or termination, shall be subject to the exclusive jurisdiction of the Courts of England and Wales.

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Schedule 1

The Joint Venture Partner

Name	Registered Office	Company Registration Number	Party Identification Signature
Majesco Software and Solutions India Private Limited	805, President House, Near ambawadi Circle, Ahmedabad 396 015 India	U72900GJ2014PTC081103

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The parties have shown their acceptance to the terms of this Joint Venture Agreement by signing immediately below and by signing the Schedule by way of identification.

SIGNED by

Name:	Signature:
Prahlad Koti	/s/ Prahlad Koti
duly authorised for and on behalf of
Mastek (UK) Limited

SIGNED by

Name:	Signature:
Ketan Mehta	/s/ Ketan Mehta
duly authorised for and on behalf of
Majesco Software and Solutions India Private Limited

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